Exhibit (l)(3)

[Modern Woodmen of America Letterhead]

April 28, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners,

This opinion is furnished in connection with the registration by Modern Woodmen of America ("Society") of a flexible premium deferred variable annuity certificate ("Contract") under the Securities Act of 1933, as amended. The prospectus incorporated by reference in Post-Effective Amendment No. 30 to the Registration Statement on Form N-4 (File No. 333-63972) describes the Contract. I have provided actuarial advice concerning the preparation of the contract form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the Society.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 30 to the Registration Statement.

Sincerely,

/s/ Michael S. Andrews
Michael S. Andrews
Chief Product Actuary & Vice President